Exhibit 10.18

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED OF THIS EXHIBIT. THE REDACTIONS ARE INDICATED WITH “*[REDACTED]*”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

CONSULTANCY SERVICES AGREEMENT

dated     November 1, 2013

among

EMIRATES NUCLEAR ENERGY CORPORATION

and

LIGHTBRIDGE CORPORATION

relating to

Fuel Fabrication QA/QS Services

THIS CONSULTANCY SERVICES AGREEMENT is dated November 1, 2013.

BETWEEN:

(1)	EMIRATES NUCLEAR ENERGY CORPORATION, a corporation established by Abu Dhabi Law No. 21 of 2009, whose registered office is P.O. Box 112010, Al Muroor Road, Abu Dhabi, UAE (the Customer); and

LIGHTBRIDGE CORPORATION, a company duly organised and existing under the laws of United States of America and whose registered office is Lightbridge Corporation 1600 Tyson's Blvd. Suite 550 McLean, VA 22102 (the Consultant).

WHEREAS:

(A)	The UAE has initiated the Nuclear Program.

(B)	The Parties acknowledge that the following objectives have been established for the Nuclear Program:

	(a)	the Nuclear Program will make the potential benefits of nuclear energy available to the people of the UAE and will incorporate the principles of:

		(i)	complete operational transparency;

		(ii)	the highest standards of non-proliferation;

		(iii)	the highest standards of safety and security;

		(iv)	conformance with IAEA standards;

		(v)	working with governments and firms of responsible nations as well as with the assistance of appropriate expert organisations; and

		(vi)	an approach that best ensures long-term sustainability; and

	(b)	compliance with UAE international treaty obligations, legal requirements and international undertakings with regard to the Nuclear Program (collectively the UAE Nuclear Policy Objectives).

(C)

The Customer is a wholly-owned corporate vehicle of the Government of Abu Dhabi with the mandate to develop, build, finance, operate, maintain, manage and own nuclear reactors for use for peaceful objects for the purpose of power generation and water desalination.

(D)	The Consultant is an entity with significant expertise and experience in Nuclear Energy advisory Services.

(E)	The Customer has agreed to appoint the Consultant to carry out the Services on the terms set out in this Agreement.

IT IS HEREBY AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement (unless the context otherwise requires), words and expressions shall have the following meanings:

Affiliate means in relation to any party, any other party that directly or indirectly controls or is controlled by or is under common control with such party. For the purposes of this definition, control means that a party possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other party, whether through the ownership of voting shares, by contract or otherwise, and the terms control and controlled shall be interpreted accordingly.

Applicable Laws means any and all written and unwritten laws, treaties, regulations standards, decrees, rules, decisions, judgments, orders, injunctions, authorisations, directives and/or other legal requirements of any authority and/or Authority which are or may become during the currency of this Agreement applicable to the performance of the Services and/or any and all applicable bylaws, rules, regulations, directives, approved schemes and/or guidance of any public or private utility or other undertaking which has any jurisdiction with regard to the Services or with whose systems or property the Services are or will be connected.

Agreement means this agreement and the Schedules attached hereto.

Arbitration Costs has the meaning given in clause 30.6.

Authority means the federal government of the UAE, the government of the Emirate of Abu Dhabi, the government or other higher executive body of any constituent entity of the UAE and any municipality or other political subdivision, instrumentality, ministry, department, local or national agency, bureau or any executive, regulatory, supervisory, administrative or judicial body, inspector, official or public or statutory person or commission acting on behalf of and/or under the direct or indirect control of the authorised bodies of any of the foregoing or of any other country that has jurisdiction over the Services or the Nuclear Program.

Basic Services means the services to be provided by the Consultant under this Agreement as set out in Schedule 2 (Scope of Services) and any services reasonably incidental thereto.

Best Industry Practice means the exercise of reasonable skill, care, diligence, efficiency, foresight and operating practice to be expected of a world class, appropriately skilled, experienced and qualified professional consultant experienced in each of the disciplines to which the Services relate and engaged in activities of a similar scope, nature, complexity and size to the Consultant's activities under this Agreement and under the same or similar circumstances, where such adviser is seeking to satisfy the UAE Nuclear Policy Objectives and comply with its contractual obligations and all Applicable Laws.

Business Day means a day (other than a Friday or Saturday) on which banks are generally open for business in the Emirate of Abu Dhabi, UAE.

Charges means all taxes, imposts, duties, withholding taxes, charges or other assessments of whatsoever nature.

Confidential Information means all information of whatever kind (including proprietary and trade secret information) disclosed by or on behalf of the Customer by any means whatsoever in respect of the Services, whether such information is disclosed before, on or after the Effective Date.

Consultant means the person named as Consultant in this Agreement, legal successors in title to the Consultant or any person or persons to whom this Agreement is assigned or otherwise transferred in accordance with clause 17.

Consultant's Representative means the person identified as such in Schedule I (Particulars), or such replacement as the Consultant may from time to time appoint in accordance with clause 9.

Created Intellectual Property Rights means all Intellectual Property Rights in any Documents which are produced by or on behalf of the Consultant pursuant to this Agreement.

Customer means the person named as Customer in this Agreement, legal successors in title to the Customer or any person or persons to whom this Agreement is assigned or otherwise transferred in accordance with clause 17.

Customer Indemnified Parties has the meaning given in clause 13.1.

Customer's Representative means the person identified as such in Schedule 1 (Particulars), or such replacement as the Customer may from time to time appoint in accordance with clause 9.

Deliverables means the deliverables set out in the Deliverables Schedule that the Consultant is required to submit/complete/achieve in accordance with this Agreement (each a Deliverable).

Deliverables Schedule means the programme for the performance of the Services and other Deliverables set out in Part III of Schedule 2 (Scope of Services) as the same may be updated or modified by the Customer from time to time.

Deputy Consultant's Representative means the person identified as such in Schedule 1 (Particulars), or such replacement as the Consultant may from time to time appoint in accordance with clause 9.

Dispute has the meaning given in clause 30.1.

Dispute Meeting has the meaning given in clause 30.3.

Documents means any and all drawings, models, plans, elevations, sections, perspectives, specifications, schedules, designs and all other works and documentation (including in electronic form) produced or to be produced as part of or in connection with the Services.

Effective Date means the date of this Agreement as set out on the cover page.

Employed means, in relation to any individual, that such individual is working for the Consultant pursuant to:

(a)	an employment contract between the Consultant and that individual;

(b)	a consultancy or similar contract between the Consultant and that individual;

(c)	an agency agreement between the Consultant and an agency company; or

(d)	a subcontract between the Consultant and a subcontractor,

and Employ and all derivations of Employ shall be construed accordingly.

Encumbrance means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind.

Export Control Laws means: (1) all applicable UAE export control laws and regulations; (2) UAE international commitments to observe foreign laws and regulations regarding exports including but not limited to the export control of the Republic of Korea, the US export control regulations at US Code of Federal Regulations Title 10 parts 110 and 810 and Title 15 Chapter VII; and (3) ENEC contractual commitments regarding control of exports.

Export Controlled Information means information that is provided by the Consultant and that, under the terms of any Export Control Laws, requires an individual validated license, specific authorisation or the equivalent, prior to export.

Fee means the fees payable for the due and proper performance of the Services in accordance with clause 10 and as set out in Schedule 3 (Pricing), as may be adjusted from time to time in accordance with this Agreement.

IAEA means the International Atomic Energy Agency.

Insolvency Event means the Consultant becoming bankrupt or insolvent, going into liquidation, having a receiving or administration order made against it, compounding with its creditors or carrying on business under a receiver, trustee or manager for the benefit of its creditors, or if any act is done or event occurs which (under any Applicable Law) has a similar effect to any of these acts or events.

Intellectual Property Rights means copyrights, (including rights in computer software), patents, trade marks, trade names, service marks, business names (including internet domain names), design rights, database rights, rights in undisclosed or confidential information (such as Know-how, trade secrets and inventions (whether patentable or not)), and all other intellectual property or similar proprietary rights of whatever nature (whether registered or not and including applications to register or rights to apply for registration) which may now or in the future subsist anywhere in the world.

Key Personnel means those individuals listed in Schedule 1 (Particulars) as Key Personnel being members of the Consultant's staff and any person who replaces them in the role(s) opposite their name in Schedule 1 (Particulars) (each a Key Person).

Know-how means all information not publicly known, used, or required to be used, in, or in connection with, any business of the Customer, held in any form (including that comprised in or derived from design drawings, prototypes, models, discoveries, improvements, data, formulae, specifications, component lists, instructions, manufacturing technology manuals, brochures, catalogues, processes, process descriptions and all other technical information and materials) and relating to:

(a)

the manufacture, procurement, marketing or sale of goods or services including customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising or other promotional materials;

(b)	future projects, business development or planning, commercial relationships and negotiations; and/or

(c)	any other aspect of the business of the Customer.

National Security Information means information that is classified as national security information in the country of origin, unclassified information that is controlled in the county of origin for national security reasons, or Sensitive Nuclear Information as described by the UAE Federal Authority for Nuclear Regulation, including the details of the nuclear security plans, contingency response plans, or security officer training and qualification plans for nuclear facilities or for the transportation of nuclear material.

Nominated Personnel means those individuals listed in Schedule I (Particulars) as Nominated Personnel being members of the Consultant's staff and any person who replaces them in the role(s) opposite their name in Schedule I (Particulars) (each a Nominated Person).

Notice of Dispute has the meaning given in clause 30.1.

Nuclear Program means the program to implement a commercial, peaceful nuclear energy program in the UAE for the procurement, design and build of a fleet of nuclear power units.

Prohibited Acts has the meaning given in clause 21.1.

Regulatory Disclosure Requirement means any disclosure in connection with legal or arbitral proceedings or official request issued by a court of competent jurisdiction or by a judicial administrative, legislative, regulatory or self regulatory authority, including any stock exchange or the UAE Federal Authority for Nuclear Regulation.

Risks and Opportunities means any risks and/or opportunities that may impact upon the Nuclear Program.

Rules has the meaning given in clause 30.4.

Services means the Basic Services and the Varied Services.

Stakeholder means such persons as the Customer may designate as a Stakeholder from time to time.

UAE means the United Arab Emirates.

UAE Nuclear Policy Objectives has the meaning given in recital B.

US means the United States of America.

Variation Instruction means an instruction given by the Customer to the Consultant pursuant to clause 7 of this Agreement, entitling the Customer to vary (by way of addition, modification or omission) the Services, including the manner and timing of the performance of the Services.

Varied Services means any variations to the Basic Services as the Customer may instruct in accordance with clause 7.1.

1.2	Interpretation

In this Agreement, except where the context otherwise requires:

	(a)	the contents page and headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

	(b)	defined terms include the plural as well as the singular and vice versa;

	(c)	words importing gender include all genders;

	(d)	unless otherwise specified, references to clauses, paragraphs and Schedules are references to clauses and paragraphs of, and Schedules to, this Agreement;

	(e)	unless a contrary indication appears, any reference in this Agreement to:

(i)

a Party is a reference to a party to this Agreement and a Party to this Agreement or a party to any other document or agreement shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

	(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)

any document or agreement, including this Agreement, is a reference to such document or agreement as amended, restated, supplemented, replaced or novated from time to time in accordance with its terms and (where applicable) subject to the requirements of this Agreement;

	(iv)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)

a person shall be construed so as to include any corporation, general or limited or limited liability partnership, limited liability company, unincorporated association, joint venture, trust, estate, Authority, natural person, government, state, agency or other legal entity, in each case whether in its own or a representative capacity and its successors and assigns;

(vi)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

	(vii)	Applicable Laws or to a provision of law is a reference to such Applicable Law or that provision of law as amended or re-enacted;

	(viii)	a specific Authority shall be construed so as to include any and all successors to such Authority which take over the function or responsibilities of such Authority;

	(ix)	the words including, includes or include are to be construed without limitation;

	(x)	a time of day is a reference to UAE time; and

(xi)

staff includes any person Employed by the Consultant including each Nominated Person and any Key Person (and if, but only to the extent, the Customer consents in writing to any sub-contracting by the Consultant pursuant to clause 17, any such subcontractor and any person working for that sub-contractor);

(f)		unless a contrary indication appears, a term used in any notice given under or in connection with this Agreement has the same meaning in that notice as in this Agreement;

(g)		unless expressly stated otherwise, days shall mean consecutive calendar days by reference to the UAE time zone;

(h)	calendar year, year, quarter, month or day shall be calculated in accordance with the Gregorian calendar; and

(i)

in the event of any conflict, the clauses of this Agreement shall have priority over the contents of the Schedules or other documents forming part of this Agreement or any policy document, for the purposes of the Customer's relations with the Consultant.

2.	Framework and Reputation

The Consultant acknowledges that the Customer is committed to the UAE Nuclear Policy Objectives for the Nuclear Program and, in carrying out the Services, the Consultant shall have the utmost regard to the importance to the Customer of the UAE Nuclear Policy Objectives.

3.	Representations and Warranties

3.1	The Consultant represents and warrants that:

	(a)	it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

	(b)	it has the power to own its assets and carry on its business as it is being conducted under the laws of its jurisdiction of incorporation;

	(c)	it is duly qualified to do business under the laws of each other jurisdiction in which such qualification is required;

	(d)	the obligations expressed to be assumed by it in this Agreement are, subject to any general principles of law limiting its obligations, legal, valid, binding and enforceable obligations;

	(e)	the execution, delivery and performance by it of this Agreement and the transactions contemplated by this Agreement do not and will not:

(i) contravene any existing Applicable Law, statute, regulation, order, injunction, judgment, decree or permit to which it is subject;

(ii) materially conflict with or be prohibited by any mortgage, indenture, contract or other agreement to which it is a party or affecting its properties;

(iii) contravene or conflict with any provision of its constitutional documents; or

(iv) result in the creation or imposition of any lien, security interest, charge or encumbrance upon its property (except as permitted by this Agreement);

(f)

it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement;

	(g)	all authorisations, approvals, licences, permits and consents from governmental authorities (including any Authority) and others that are necessary for:

(i) the execution and delivery by it of this Agreement; and

(ii) the performance of its obligations under this Agreement,

have been obtained and are in full force and effect in each case other than those that arc not now necessary and that are expected to be obtained (and if required to be obtained are so obtained) in the ordinary course of business by the time they are necessary; and

(h)

no litigation, arbitration, tax claim, dispute or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a material adverse effect upon it or its ability to perform its financial or other obligations under this Agreement have, to its knowledge, been started or threatened against it.

4.	Scope of Agreement

4.1	The Customer appoints the Consultant:

	(a)	to carry out the Services in accordance with Best Industry Practice and the provisions of this Agreement; and

	(b)	to carry out its other duties and obligations on the terms set out in this Agreement.

4.2

The Consultant shall comply with the reasonable instructions of the Customer given from time to time with regard to the performance of the Services and any other obligations of the Consultant under this Agreement.

4.3

The Services to be performed by the Consultant shall include the Basic Services and such other consulting and advisory services within the Consultant's skill and relating to the Nuclear Program as may be instructed by the Customer pursuant to a Variation Instruction.

4.4

The Consultant does not have the authority to enter into contracts on behalf of the Customer or to bind the Customer in any way. The Consultant shall not hold itself out as having authority to bind or act on behalf of the Customer. Nothing in this Agreement constitutes or is deemed to constitute a partnership or a joint venture between the Parties for any purpose whatsoever.

4.5

Any approval, consent, comment, advice, authorisation, instruction and the like given (or not given as the case may be) by or on behalf of the Customer in relation to any Deliverable or any other matter under this Agreement shall not relieve the Consultant from any obligation under this Agreement (including its obligations to deliver the Deliverable in accordance with this Agreement or in relation to any other matter) and shall in no way diminish the Customer's right subsequently to reject a Deliverable or other matter if it is not found to be in accordance with this Agreement.

4.6

The Consultant shall permit the Customer and any consultant or adviser appointed by the Customer (including their authorised representatives) reasonable access at all times, upon reasonable notice, to relevant internal meetings, correspondence, information technology systems, files and records and to all premises of the Consultant for the purposes of inspecting, monitoring and/or auditing the Consultant's performance of this Agreement.

4.7

Without prejudice to the other provisions of this Agreement, the Consultant shall take such commercially reasonable steps and do or refrain from doing all such commercially reasonable things in addition to its obligations under the other provisions of this Agreement as the Customer may reasonably require from time to time to enable the Customer to comply with its obligations to any other person and/or the UAE to comply with its obligations under any applicable treaty or agreement with another state or states.

4.8

During the performance of the Services, the Consultant shall identify and define Risks and Opportunities and shall evaluate the likelihood, and impact, of such Risks and Opportunities occurring and a suggested course of action and shall submit a monthly report detailing any such Risks and Opportunities to the Customer, in the format set out in Part I of Schedule 2 (Scope of Services). For the avoidance of doubt, the Consultant shall provide such monthly report free of charge.

4.9	Should the Consultant consider it necessary in order to perform the Services to contact any Authority, then the Consultant shall liaise with the Customer prior to making such contact.

5.	Time for Performance of the Services

5.1

This Agreement shall commence on the Effective Date. To the extent the Consultant has performed any of the Services prior to the Effective Date, then from the Effective Date such Services shall be deemed to have been performed pursuant to this Agreement and shall be governed by the terms of this Agreement.

5.2

The Deliverables Schedule shall be adjusted as is reasonably commensurate to the effect of the delay (to the extent this delay could not reasonably be mitigated by the Consultant) if the Consultant suffers delay as a result of the occurrence of any of the following events:

	(a)	the Customer suspends the Services to the extent such suspension is not due to a negligent act, a negligent omission, a default or a breach of this Agreement by the Consultant; or

	(b)	an act of prevention by the Customer.

6.	Duty of Care

6.1	The Consultant shall perform the Services and shall carry out its other duties and obligations as follows:

(a) in accordance with Best Industry Practice;

(b) in accordance with this Agreement;

(c) in accordance with all Applicable Laws; and

(d) in the absence of an agreed time frame, proceeding regularly and diligently.

6.2

In the event that any breach of clause 6.1 becomes apparent, the Consultant shall promptly notify the Customer or the Customer may notify the Consultant and in either case upon the Customer's written request the Consultant shall make good such breach in such manner so as to minimise any downtime or delay to the Nuclear Program and with the result that the Services will have been performed in accordance with this Agreement.

6.3	The costs to the Consultant of complying with clause 6.2 shall be borne entirely by the Consultant.

6.4

Should the Consultant fail to take any action required under clause 6.2 within such reasonable time as may be specified by the Customer, or if no time is specified, within fourteen (14) days of the relevant breach being identified, the Customer shall be entitled to take such action or to have such action taken and to recover from the Consultant the costs thereof and/or relating thereto.

6.5	The Customer's remedies under this clause 6 are without prejudice to its rights at law or under any other provision of this Agreement in respect of the relevant breach or failure.

7.	Varied Services

7.1	The Customer may at any time issue to the Consultant a Variation Instruction to perform Varied Services.

7.2

If the Customer issues a Variation Instruction that will or might result in the Consultant incurring costs in addition to the Fee or saving costs allowed for in the Fee, the Consultant shall advise the Customer, within five (5) days of receipt of the Variation Instruction, of its proposals for the following:

(a)

any addition to or reduction in the Fee, calculated on the basis of the hourly rates set out in Schedule 3 (Pricing), together with any resulting alteration to Schedule 3 (Pricing), provided always that there shall be no addition to the Fee or corresponding alteration to Schedule 3 (Pricing) if the need for the Variation Instruction arose/arises as a result of a negligent act, a negligent omission, a default or a breach of this Agreement by the Consultant; and

	(b)	the programme for such Varied Services together with details of the impact (if any) which such Varied Services may have upon the Deliverables Schedule.

7.3

If the Customer accepts the Consultant's proposals provided pursuant to clause 7.2 and wishes to proceed with the Variation Instruction, it shall confirm the Variation Instruction to the Consultant in writing.

7.4

If the Customer does not accept the Consultant's proposals provided pursuant to clause7.2 but wishes to proceed with the Variation Instruction, it shall so advise the Consultant in writing who shall immediately implement the Variation Instruction. Any addition to or any reduction in the Fee (together with any alteration to Schedule 3 (Pricing)) and/or the details of the impact (if any) the Variation Instruction may have upon the Deliverables Schedule shall then be agreed between the Customer and the Consultant. In the event that the Customer and the Consultant cannot agree a fair and reasonable adjustment to the Fee, Schedule 3 (Pricing) and/or the details of the impact (if any) the Variation Instruction may have upon the Deliverables Schedule the dispute or disagreement shall be referred, within one (1) month of the Customer confirming the Variation Instruction under this clause 7.4, to a meeting of appropriately senior directors (or representatives) of each Party with a view to trying to resolve such dispute or disagreement fairly and reasonably, without reference to the dispute resolution procedure set out in clause 30. If the senior directors (or representatives) are unable to resolve such dispute or disagreement then either Party may invoke the dispute resolution procedure set out in clause 30 of this Agreement.

7.5

If the Customer decides not to proceed with the Variation Instruction, then it shall so advise the Consultant and shall either withdraw or revise and reissue any Variation Instruction previously given as appropriate.

7.6

The Consultant may, at any time, submit to the Customer a written proposal requesting a Variation Instruction in which case such proposal will include the items set out in clauses 7.2(a) and 7.2(b). The Parties shall then follow the procedure set out in clauses 7.3 to 7.5 as if the Customer had requested such proposal. For the avoidance of doubt, the Customer may reject such proposal in its absolute discretion and if the Consultant proceeds to carry out its proposal before a Variation Instruction has been issued by the Customer it shall do so entirely at its own risk and cost.

7.7

If pursuant to this clause 7 the Customer issues a Variation Instruction which reduces the scope of the Services, the Customer will not be responsible for or liable to compensate the Consultant for any loss of profit, loss of opportunity or any consequential loss but the Customer will be responsible for reimbursing the Consultant any and all reasonable demobilisation costs which may result directly from the Consultant having to stand down and repatriate personnel who are no longer required as a consequence of such reduction in scope, unless the Variation Instruction arose/arises as a result of a negligent act, a negligent omission, a default or a breach of this Agreement by the Consultant.

7.8

If pursuant to this clause 7 the Customer issues a Variation Instruction which increases the scope of Services, the Customer shall be entitled to require the Consultant to increase the level or scope of the professional indemnity insurance cover required under this Agreement and/or the Consultant's limit of liability under clause 14.2 by an amount which is commensurate with the increase in scope of Services (which shall be the difference between the Fee for the scope of Services prior to the Variation Instruction being issued and the Fee for the scope of Services including the Variation Instruction which is the subject of this clause 7.8) .

8.	Consultant Staff

8.1

The Consultant shall act as an independent contractor under this Agreement and, except where this Agreement otherwise expressly provides, none of the Consultant's staff shall be deemed to be the employees, agents or representatives of the Customer.

8.2

The Consultant shall be responsible for Employing and fully training all staff required by it to comply with its obligations under this Agreement. The Consultant shall ensure that all staff Employed by it have sufficient skills and experience to perform the role(s) assigned to them.

8.3

Subject to clauses 8.4 and 8.5, the Consultant undertakes to keep the Nominated Personnel and Key Personnel engaged in the performance of the Services and in the roles opposite their name in Schedule 1 (Particulars) (or, where relevant, the role of the previous Nominated Person or Key Person who they have replaced) for the duration of this Agreement or such other period as the Consultant and the Customer may agree.

8.4

The Consultant will not be in breach of clause 8.3 if a Nominated Person or a Key Person ceases to be a member of its staff or cannot carry out the Services by virtue of death, long term illness or incapacity or cessation of Employment with the Consultant or for any other reason beyond the reasonable control of the Consultant.

8.5

The Consultant may remove and/or replace any Key Personnel at any time provided that prior to any such removal or replacement the Consultant has obtained the Customer's prior written approval to such removal or replacement (as the case may be).

8.6

The Customer in its absolute discretion, but subject to any restrictions imposed by Applicable Laws, may require the immediate withdrawal of any member of the Consultant's staff at any time. In such event the Consultant shall be afforded a reasonable time to secure a suitably qualified and experienced replacement.

8.7

The Customer may require that any proposed or other member of the Consultant's staff is subject to security clearance vetting by the Customer and/or any relevant Authorities prior to commencing work on the Services or at any time. To assist with this process, the Consultant shall produce such personnel information and complete such documents as may be required for the relevant members of its staff.

8.8

Where for any reason any member of the Consultant's staff fails to obtain the necessary security clearance required under clause 8.7, such person may not work for the Consultant in connection with this Agreement. It is the Consultant's responsibility to ensure that sufficient members of its staff obtain the security clearance necessary to enable the Consultant to fully discharge its obligations under this Agreement.

8.9

Where there is a statutory or regulatory requirement that any member of the Consultant's staff be licensed or authorised in order to carry out the role(s) assigned to it (whether by any Authority or otherwise), the Consultant shall inform the Customer and shall ensure that such person is duly licensed or authorised throughout the period of their involvement in the performance of the Services.

8.10	The Consultant shall procure that its staff and any and all sub-consultants and their staff observe and perform the Services in accordance with:

	(a)	Applicable Laws;

	(b)	Customer's procedures for oversight of contractor and subcontractor activities, as amended from time to time, as listed below:

(i) HSE-PRC-100-04 Contractor IISE Management Procedure, and

(ii) CON-PRC-111-31 CPO HSE Oversight Management Procedure;

	(c)	the Customer's safety and security regulations for the time being in force;

	(d)	all health, safety, security and environmental policies, rules and regulations relating to any site on which the Consultant works, whether applied by the Customer or any other person; and

(e)

in respect of Services that require Consultant's presence at the site designated for the nuclear power generation plants and associated facilities at Barakab, Abu Dhabi (the Barakah Site), Consultant shall abide by all Barakah Site health, safety and security rules. Further, Consultant hereby agrees to contact the Customer CPO Safety Manager or relevant delegate for instructions relating to the Barakah Site prerequisites prior to attending the Barakah Site and before starting the Services,

The Consultant shall take full responsibility for the safety of all such staff Employed in connection with the Services and shall indemnify and keep indemnified the Customer against any liability which the Customer may incur to such personnel in connection with the Services.

9.	Representatives

9.1

The Consultant hereby appoints the Consultant's Representative to represent the Consultant under this Agreement and the Consultant hereby acknowledges that, subject to clause 9.3, the Consultant's Representative has full authority to act for and on behalf of the Consultant for all purposes in connection with this Agreement, including the giving and receiving of notices. Any matter, fact or thing within the knowledge of the Consultant's Representative will be deemed to be within the knowledge of the Consultant.

The Customer will address all requests, directions, notices, recommendations, approvals and information relating to the Services and this Agreement to the Consultant's Representative. The Consultant will be bound by the errors, acts and omissions of the Consultant's Representative.

9.2

The Customer hereby appoints the Customer's Representative to have full authority, subject to clause 9.3, to act for and on behalf of the Customer for all purposes in connection with this Agreement, including the giving and receiving of notices. The Consultant will address all correspondence to the Customer's Representative and provide a simultaneous copy to the Customer.

9.3

Neither the Customer's Representative nor the Consultant's Representative shall have the power to alter or vary any term of this Agreement or to terminate it save that the Customer's Representative shall have the power to issue Variation Instructions in accordance with clause 7.

9.4	The Customer may, in its absolute discretion, require the Consultant to remove and replace the Consultant's Representative and any such replacement shall be undertaken in accordance with clause 9.5.

9.5

The Parties will, in the event of any change of representative appointed pursuant to this clause 9, notify the other Party in writing immediately upon such change and, in the case of the Consultant's Representative, the reasons for the change. The Consultant shall not revoke the appointment of the Consultant's Representative or appoint a replacement without having first obtained prior written approval from the Customer.

9.6

The Consultant hereby appoints the Deputy Consultant's Representative to act for and on behalf of the Consultant's Representative during all periods of absence of the Consultant's Representative and when so acting shall be treated as if he were the Consultant's Representative. The Consultant shall notify the Customer when the Deputy Consultant's Representative will be acting for and on behalf of the Consultant's Representative and the period for which it will be so acting at least ten (10) days prior to the Deputy Consultant's Representative taking over from the Consultant's Representative and the Customer shall be entitled to rely on such notice as authorising the Deputy Consultant's Representative to act for and on behalf of the Consultant's Representative for such period.

10.	Payment and Taxation

10.1

In consideration of the proper execution by the Consultant of its duties and obligations under and in accordance with this Agreement, the Customer hereby agrees to pay to the Consultant the Fee (or such part of the Fee as is determined to be properly payable in accordance with this Agreement) in accordance with Schedule 3 (Pricing) and the provisions of this clause 10.

10.2

The Consultant shall be entitled to render invoices in accordance with Schedule 3 (Pricing) detailing the amount of the Fee and the Services performed by the Consultant in the relevant period and complying with the requirements of Schedule 3 (Pricing). Such invoices shall be accompanied by such other information (including details of the basis on which such amounts have been calculated and any details of any reimbursable expenses) as may be necessary and/or reasonably requested by the Customer. Payment of any sums which are clearly due and undisputed shall be made within forty-five (45) days from the date on which the Customer receives the Consultant's invoice and any other appropriate documentation, provided that the invoice is correctly addressed.

10.3	The Consultant shall be entitled to be reimbursed those expenses set out in Schedule 3 (Pricing) at the rates set out therein provided:

	(a)	they are reasonably and properly incurred by the Consultant in the performance of the Services; and

	(b)	they do not exceed the aggregate limit on all such items stated in Schedule 3 (Pricing) (if any).

10.4

If an aggregate limit on expenses is set out in Schedule 3 (Pricing), the Consultant shall provide prompt written notice to the Customer if the Consultant anticipates that the reimbursable expenses it will incur will exceed such aggregate limit. Following receipt of any such notice, the Customer may, in its absolute discretion, accept an increase in the aggregate limit of reimbursable expenses in accordance with this clause 10.4. The Customer shall notify the Consultant of any such approved increase in the aggregate limit of reimbursable expenses. The provision by the Consultant of the written notice required by this clause 10.4 shall be a condition precedent to the Customer approving any increase in the aggregate limit set out in Schedule 3 (Pricing) pursuant to this clause 10.4.

10.5

Payment by the Customer shall be without prejudice to any claims or rights which the Customer may have against the Consultant and shall not constitute any acceptance by the Customer of the performance by the Consultant of its obligations hereunder.

10.6

If the Consultant fails to perform the Services in accordance with this Agreement, the Customer shall, upon providing notice to the Consultant within forty-five (45) days of receipt of the Consultant's invoice, be entitled to withhold payment of such sums as the Customer considers fair and reasonable until such time as the Services are performed by the Consultant in accordance with this Agreement. The Customer is entitled to set off or reduce any payments due and owing to the Consultant under this Agreement by any amount which the Customer reasonably considers is owed to it by the Consultant. The Consultant may not set off or reduce any payments due and owing to the Customer under this Agreement by any amount which is due and owing by the Customer (or the Consultant claims is due and owing).

10.7

The sums payable pursuant to this clause 10 shall be the full and only remuneration payable to the Consultant for the performance of the Services and, subject to clause 10.8, are deemed to be inclusive of any and all Charges required to be paid. The sums payable pursuant to this clause 10 will not be adjusted save as expressly provided for in this Agreement and include the full cost to the Consultant of all risks and responsibilities assumed by the Consultant under this Agreement.

10.8

The Consultant shall be liable for all Charges levied by any government of any jurisdiction arising out of or as a consequence of the Consultant's performance of the Services, save in respect of any Charges levied by a UAE Authority for which the Customer shall be responsible.

10.9

All payments relating to sponsorship which shall enable the Consultant to work in the UAE or elsewhere, as well as all registration charges levied by a relevant Authority on or after the Effective Date, shall be borne by the Consultant.

11.	Records and Accounting

11.1	The Consultant shall at all times maintain full, current and accurate financial and accounting records relating to the performance of its obligations under this Agreement.

11.2

The Consultant shall provide monthly reports to the Customer on all matters relating to the performance of the Services and its other obligations under this Agreement covering such matters and in such detail as the Customer may require.

11.3

The Consultant shall retain the records and reports referred to in this clause 11 for a period of at least six (6) years from their respective start dates or such longer period as may be required by Applicable Laws. Within ninety (90) days after the expiry of such period the Customer, upon written request, shall have the opportunity at its expense to obtain copies of all such records and reports.

12.	Deliverables Schedule

12.1

The Consultant shall carry out the Services and its other obligations under this Agreement in accordance with the Deliverables Schedule or, where relevant, such other time periods as may be agreed from time to time with the Customer and where no date is specified or agreed with the Customer, within a reasonable time.

12.2

The Consultant acknowledges that the Deliverables Schedule may require updating and/or modification from time to time by the Customer. Changes to the Deliverables Schedule shall be by mutual agreement between the Parties.

12.3

Upon the achievement or completion of a Deliverable the Consultant shall notify the Customer's Representative who shall, in its entire discretion, confirm whether or not such Deliverable has been achieved or completed.

12.4

The Consultant shall notify the Customer of its progress in completing or achieving each Deliverable set out in the Deliverables Schedule in the monthly report to be submitted by the Consultant to the Customer in accordance with clause 11.2.

13.	Liabilities

13.1

The Consultant shall indemnify the Customer, its subsidiaries and Affiliates and their respective agents, employees and shareholders (the Customer Indemnified Parties) against any and all losses, liabilities, damages, fines, costs, expenses, demands, actions, proceedings or judgments in respect of:

(a)	any third party claims against any Customer Indemnified Parties;

(b)	personal injury, sickness, disease or death of any person employed by or engaged on behalf of any Customer Indemnified Parties; and

(c)	loss or damage to any property belonging to any Customer Indemnified Parties,

in each case arising as a result of or in connection with the performance or non-performance of the Consultant's duties and the actions or inactions of it or any member of its staff in connection with this Agreement except to the extent that the same was caused by the negligence, wilful default and/or breach of this Agreement by any Customer Indemnified Parties.

13.2

No remedy or benefit which this Agreement provides for the Customer in relation to any breach or failure by the Consultant shall operate to exclude or limit any other remedy or benefit for the Customer provided for by Applicable Laws or elsewhere in this Agreement, unless expressly stated otherwise.

14.	Limitation of Liability

14.1

Subject to clauses 14.3 and 14.4, neither Party shall be liable to the other in any way for loss of use, loss of profit or incentive payments, loss of production or business interruption or for any kind of indirect or consequential loss or damage, which is connected with any claim arising under this Agreement or the subject matter of this Agreement, howsoever the same may be caused.

14.2

Subject to clauses 14.3 and 14.4, the total liability of the Consultant to the Customer whether in contract, tort (including negligence), for breach of statutory duty or otherwise by the Consultant or its officers, directors, employees, agents or sub-consultants and/or any breach by the Consultant of its obligations under this Agreement shall not exceed the amount set out in Schedule 1 (Particulars).

14.3

The exclusions of liability provided for in clauses 14.1 and 14.2 shall not apply to the liability of the Consultant under any indemnity expressly set out in this Agreement or any liability for wilful default, fraudulent misrepresentation, criminal conduct or Prohibited Acts.

14.4

No provision under this Agreement shall limit or exclude either the Consultant's or the Customer's liability to each other for fraud nor shall it exclude or limit liability for death or personal injury resulting from negligence or any other liability to the extent the limitation or exclusion is prohibited by Applicable Law.

15.	Consultant Insurances

15.1

The Consultant shall procure, put in place and maintain professional indemnity insurance in accordance with Schedule I (Particulars) with first class insurers of sound repute and financial standing in each case in the relevant insurance market in respect of its obligations under this Agreement which shall not be subject to any material excess or unusual exclusions provided such insurance is available in the market at commercially reasonably rates and terms.

15.2

Any increased or additional premium required by reason of the Consultant's own claims record or other acts, omissions, matters or things particular to the Consultant shall be deemed to fall within commercially reasonable rates.

15.3

If for any period such insurance is not available in the market at commercially reasonable rates or on commercially reasonable terms, the Consultant shall forthwith inform the Customer of the circumstances and availability of the insurance in respect of such period and decide with the Customer the method best covering the Consultant's liability to the Customer. The Consultant shall then put in place and maintain any replacement and/or additional protection which may be determined in all the circumstances to be appropriate.

15.4

When required to do so by the Customer, the Consultant shall provide to the Customer satisfactory documentary evidence that the insurance required by this clause 15 is being maintained, and the Consultant hereby warrants and undertakes to the Customer that, if and when required in order to maintain such insurance in full force and effect, this Agreement has been or shall be disclosed to the Consultant's professional indemnity insurers.

15.5

The taking out of any insurances by the Consultant or the Customer, whether pursuant to this Agreement or otherwise and/or whether or not the Consultant receives any payment or monies from such insurances, shall not diminish the Consultant's obligations under this Agreement.

16.	Conflicts

16.1

The Consultant warrants and confirms to the Customer that, subject to clause 16.2, it will not accept any instructions from a third party which may, in the reasonable opinion of the Customer, adversely affect the Nuclear Program or the Consultant's performance of the Services, or create a conflict of interest in relation to the Consultant's obligations under this Agreement. Without prejudice to the generality of the foregoing and notwithstanding clause 16.2, the Consultant warrants that no Nominated Personnel or Key Personnel shall be engaged in the provision of services which in the Customer's opinion create a conflict of interest in relation to the Consultant's obligations under this Agreement.

16.2

In the event that the Consultant becomes aware of a potential conflict of interest, the Consultant shall notify the Customer immediately. The Customer shall determine whether or not any conflict may arise. In the event that the Customer determines that a conflict of interest may arise (whether or not following such notification by the Consultant) the Customer shall seek to agree with the Consultant the organisational and administrative arrangements necessary to identify, monitor and manage the relevant conflict of interest in a way so as to avoid the risk of damage to the interests of the Customer. Where the Customer (in its absolute discretion) considers that the organisational and administrative arrangements the Consultant has in place or proposes are not or will not be sufficient to ensure that the risk of damage to the interests of the Customer is avoided, the Customer shall notify the Consultant and the Consultant shall refuse the instructions giving rise to the potential conflict or cease any further work in respect of those instructions.

17.	Sub-Contracting, Assignment and Transfer

17.1

The Consultant may not assign, charge, transfer, novate or otherwise dispose of or encumber the whole or any part of either the benefit or the burden of this Agreement without the prior written consent of the Customer which, notwithstanding clause 31.4, may be withheld by the Customer in its absolute discretion.

17.2

The Customer may, on one or more occasions, assign, charge, transfer, novate or otherwise dispose of or encumber the whole or any part of either the benefit or the burden of this Agreement to any person.

17.3

The Consultant shall be permitted to subcontract a portion of the Services consistent with the terms of Schedule 2 (Scope of Services) hereto. The Consultant shall not otherwise subcontract the performance of any of the Services or any of its other obligations under this Agreement to any person without the Customer's prior written consent to the identity of such person and the terms and conditions of such proposed subcontract which, notwithstanding clause 31.4, may be withheld by the Customer in its absolute discretion. If the Customer consents at any time to any subcontracting of the performance of the Services or any of the Consultant's other obligations under this Agreement, this shall be entirely without prejudice to and shall not derogate from the Consultant's liabilities and obligations under this Agreement. The Consultant shall be and remain fully responsible to the Customer for the performance of any and all Services delegated or sub-contracted to a sub-consultant, sub-contractor or supplier in accordance with the requirements of this Agreement. Once the Customer has accepted the identity and terms and conditions of appointment of a sub-consultant, sub-contractor or supplier, the Consultant shall not terminate or vary the terms of appointment of such sub-consultant, sub-contractor or supplier without the Customer's prior written approval. The Customer shall not be obliged to make any payment to the Consultant under this Agreement in respect of any of the Services which are performed by a sub-consultant, sub-contractor or supplier that has not been appointed in accordance with this Agreement.

17.4	The appointment of agency staff by the Consultant shall be treated as subcontracting of the Services and agency staff shall be deemed to be subcontractors for the purposes of this Agreement.

18.	Intellectual Property

18.1

The Consultant hereby assigns to the Customer free from all Encumbrances: all of the Consultant's existing and future rights in the Created Intellectual Property Rights; and all rights of action arising or accrued relating to Created Intellectual Property Rights, both existing and future, including the right to take proceedings and to seek and recover damages and all other remedies for all past and future infringements of such Created Intellectual Property Rights.

18.2

With respect to the Created Intellectual Property Rights, the Consultant hereby waives absolutely its moral rights under the laws of the Emirate of Abu Dhabi and the federal laws of the UAE as applied in the Emirate of Abu Dhabi and, so far as is legally possible, any broadly equivalent rights the Consultant may have in any territory of the world.

18.3

The Consultant agrees to procure that all Created Intellectual Property Rights shall automatically vest in the Customer upon production without the need for further formality or documentation being required, so far as is possible. The Consultant shall carry out or procure the carrying out of all such further acts and things reasonably required by the Customer and the execution of or procurement of the execution of all such other documents as the Customer may from time to time reasonably require in order to give the Customer the full benefit of this Agreement, whether in connection with any registration of title or other similar right or otherwise.

18.4

The Consultant agrees to deliver promptly to the Customer, upon the Customer's request, free from all Encumbrances, any and all copies of the Documents which are or come into the Consultant's possession and to procure the delivery of any further copies (free from all Encumbrances) which are or may be in the possession of third parties.

18.5	The Consultant hereby warrants to the Customer as follows:

(a) the use of the Documents which have been or shall be produced by the Consultant shall not infringe the Intellectual Property Rights of a third party;

(b)

the Created Intellectual Property Rights shall be the Consultant's original work and shall not be copied wholly or substantially from any other source and the use by the Customer of the rights assigned to it will not infringe the rights of any third party;

(c)

where the Created Intellectual Property Rights contain registered Intellectual Property Rights such that the Consultant is not able to assign such rights in accordance with clause 18.1, the Consultant shall procure that the Customer is granted a non-exclusive, irrevocable, royalty-free transferable worldwide licence in respect of such rights; and

(d)

the Consultant has not licensed or assigned any of the Created Intellectual Property Rights to any third party in any part of the world and the Created Intellectual Property Rights are free from all Encumbrances.

18.6

The Consultant shall indemnify and keep indemnified the Customer against any and all losses, liabilities, damages, fines, costs, expenses, demands, actions, proceedings or judgments arising out of any breach by the Consultant of any of its warranties under this clause 18. At the request of the Customer and at the Consultant's own expense, the Consultant shall provide all reasonable assistance to enable the Customer to resist any and all claims, actions or proceedings brought against the Customer as a consequence of any such breach.

18.7

The Customer hereby grants the Consultant a non-exclusive, non-assignable, royalty-free licence to use and reproduce the Documents solely for the purposes contemplated by this Agreement. Such licence shall entitle the Consultant to grant sub-licences to the Consultant's key personnel, sub-consultants and third parties on equivalent terms to this clause 18.7.

18.8

The Consultant hereby grants or shall procure the grant to the Customer of a non- exclusive, perpetual, irrevocable, royalty-free, transferable, world-wide licence of any Intellectual Property Rights (other than Created Intellectual Property Rights) in the Documents.

18.9

Where the Consultant sub-contracts any or all of its obligations under this Agreement to a sub-consultant, each such sub-consultant shall be required, as a minimum, to agree to equivalent obligations as those set out in this clause 18. Without prejudice to the generality of the foregoing, the Consultant shall procure that all Created Intellectual Property Rights developed by any sub-consultant shall vest in the Customer.

19.	Termination and Suspension

19.1

The Customer shall have the right (but not the obligation) to terminate this Agreement or suspend the Services at its absolute discretion at any time on thirty (30) days' notice in writing to the Consultant.

19.2	If the Customer terminates or suspends this Agreement under clauses 19.1, 19.3, 19.4 or 19.7:

(a) the Consultant shall proceed in an orderly and expeditious manner to take such steps as are necessary to terminate or, as the case may be, suspend the Services;

(b)

the Consultant shall, at the Customer's request, deliver to the Customer all Documents and other items of any kind whatsoever relating to the Services in the Consultant's control, custody or possession or that of its sub-consultants, sub- contractors or suppliers and their respective personnel;

(c)

the Customer may appoint another/other consultant(s) to complete the Services following any termination and the Consultant shall co-operate fully with such consultant(s) for the orderly transfer of the Services; and

(d)

subject to clauses 19.5 and 21.3, the Customer shall pay to the Consultant as its sole liability in respect of that termination the proportion of the Fee payable for the Services as it relates to the work properly and satisfactorily carried out or where the Services are charged on a time basis, for the time properly and necessarily spent on the Services prior to termination or suspension together with any expenses which the Consultant may have reasonably and unavoidably incurred in complying with clauses 19.2 (a), (b) and (c).

19.3

Subject to clause 19.4, the Customer shall also have the right (but not the obligation) to terminate this Agreement or suspend the Services on no less that twenty (20) days' notice in writing to the Consultant at any time after the occurrence of any of the following:

	(a)	any material or persistent breach of this Agreement by the Consultant (other than a breach referred to elsewhere in this clause 19.3);

	(b)	any Insolvency Event;

	(c)	the circumstances set out in clause 21.3 occur; or

	(d)	any breach by the Consultant of clauses 16, 17 or 20.

19.4

Where the Consultant demonstrates to the reasonable satisfaction of the Customer that an event under clause 19.3 is capable of remedy, the Customer shall prior to exercising its right to terminate this Agreement or suspend the Services, give the Consultant an opportunity to remedy the relevant breach or event within a reasonable period of time. If the event is not remedied within such a period to the reasonable satisfaction of the Customer, the Customer may terminate this Agreement or suspend the Services with immediate effect.

19.5	If this Agreement is terminated pursuant to clause 19.3, 19.4 and subject to clause 21.3:

(a)

the Customer shall have no liability to the Consultant in respect of such termination except for its obligations under this Agreement to make payment in respect of work properly performed by the Consultant prior to the date of termination including in respect of any costs incurred in complying with clauses 19.2(a) to 19.2(c) and I 9.5(c);

(b)

the Customer shall have no liability to make any further payment to the Consultant until the Customer's additional costs, losses and liabilities consequent upon such termination or suspension have been fully determined, including those incurred in connection with clause 19.5(d);

(c)

the Consultant shall proceed in an orderly and expeditious manner to take such steps as are necessary to terminate or suspend the Services and shall comply with the Customer's reasonable instructions in connection with the discontinuance of the performance of the Services and any hand over to a replacement consultant;

(d)

the Consultant shall indemnify the Customer against any and all losses, liabilities, damages, fines, costs, expenses, demands, actions, proceedings or judgments incurred by the Customer as a result of such termination including the costs of appointment of a total or partial replacement, internal management time and any other additional costs, losses and liabilities arising as a result of or in connection with such termination; and

(e)	such termination shall be without prejudice to any rights which the Customer may have in relation to the relevant events, breach or failure.

19.6

In the event that the sum due to the Consultant under clause 19.5 exceeds the Customer's additional losses, liabilities, damages, fines, costs, expenses, demands, actions, proceedings or judgments consequent upon such termination or suspension, the Customer shall pay the balance to the Consultant. In the event that the Customer's additional costs, losses and liabilities under clause 19.5 exceed the sum due to the Consultant, the balance shall be a debt payable by the Consultant to the Customer.

19.7

The Consultant may terminate this Agreement if the Customer fails to make a payment to the Consultant under this Agreement (which is not being disputed by the Customer in good faith) of an amount which remains due and unpaid sixty (60) days after a written notice from the Consultant to the Customer (issued not earlier than the date upon which the amount of that payment became due and payable and specifying the amount of the payment and the basis on which the Consultant considers it is entitled to that amount).

19.8	Termination or expiry of this Agreement shall not affect the continued application of any provisions of this Agreement which expressly or impliedly survive termination or expiry.

20.	Confidentiality

20.1

The Consultant will maintain the confidentiality of all Confidential Information. The Consultant will keep Confidential Information safe in a secure place and properly protected against theft, damage, loss and unauthorized access and will keep all documents and other materials reproducing or incorporating Confidential Information separate from its own confidential information. The Consultant will use Confidential information solely for the purposes of considering, evaluating or carrying out the Services and not for any other purpose. The Consultant will not disclose any Confidential Information to any person or entity, except to the Consultant's employees, directors or professional advisers, in each case who have a need to have Confidential Information disclosed to them for the purposes of their role in respect of the Services and who agree to abide by nondisclosure terms at least as comprehensive as those set forth herein.

20.2	In the event the Consultant intends to disclose Confidential Information to its employees, directors or professional advisers as outlined in Clause 20.1 above, the Consultant shall:

(a) advise the Customer of the identity and nationality of all persons to whom Confidential Information is intended to be disclosed for prior approval by the Customer;

(b)

provide Customer with a signed acknowledgement from the person(s) to whom the Consultant intends to disclose Confidential Information in which such person(s) acknowledge their responsibility to abide by confidentiality requirements as set forth in this Agreement or to the similar terms and conditions agreed upon between the Consultant and its employees, directors or professional advisers, as the case may be;

(c)

upon the request of the Customer, provide the Customer with a list of all persons to whom Confidential Information is disclosed and copies of the signed acknowledgements referenced in this Clause 20.2.; and

	(d)	ensure that its employees, directors or professional advisers are aware that Confidential Information so disclosed may be subject to and/or covered under Article 379 of the UAE Penal Code.

20.3	The Consultant acknowledges and warrants:

	(a)	that the protections afforded by its internal confidentiality policies and/or confidentiality agreements with third parties are at least as comprehensive as those set forth in this Agreement;

(b)

that the Consultant will remain liable for any breach of confidentiality by its employees or directors, whether or not the individual in question is in the employ or subsequently leaves the employ of the Consultant;

	(c)	that the Consultant will remain liable for any breach of confidentiality by its professional advisers; and

	(d)	the confidentiality obligations of the Consultant, its employees, directors or professional advisers shall survive the termination or expiration of this Agreement.

20.4	The Consultant will not be liable for the disclosure of any Confidential Information which is:

	(a)	generally made available publicly by the Customer without restriction on disclosure;

(b)

rightfully known to the Consultant prior to receipt from the Customer, without any limitation on disclosure, and pursuant to a legally binding contractual obligation with a third party entitled to disclose the same; or

(c)

required to be disclosed by law, regulation or any Authority (including, without limitation, any securities exchange or the UAE Federal Authority for Nuclear Regulation), provided that so far as it is lawful and practical to do so prior to disclosure, the Consultant will promptly notify the Customer of such requirement with a view, so far as is reasonably practical, to providing the opportunity for the Customer to:

(i) contest, at its own cost and expense, such disclosure by the Consultant; or

(ii)	agree with the Consultant the proposed form, timing, content and purpose of the disclosure.

20.5	The Customer has no obligation to disclose Confidential Information to the Consultant. The Customer may, at any time:

	(a)	cease giving Confidential Information to the Consultant without any liability; and/or

(b)

request in writing the return or destruction of all or part of any Confidential Information previously disclosed, and all copies thereof, and the Consultant will at its own expense comply promptly with such request and, if so requested, certify in writing its compliance.

20.6

Without prejudice to clause 20.5, the Consultant shall not be required to expunge Confidential Information from any computer, word processor or other similar device storing Confidential Information in electronic format, provided that the confidentiality of such electronically stored Confidential Information continues to be maintained by the Consultant in accordance with the terms of this Agreement and is not at any time copied, reproduced or summarised.

20.7	Subject to clauses 20.1 and 20.4(c), the Consultant undertakes that without the Customer's prior written consent, it will not reveal to any person or entity or otherwise announce:

	(a)	the existence of this Agreement;

	(b)	the status or progress of the Services; or

	(c)	that Confidential Information has been received.

20.8	The Consultant will inform the Customer promptly if it becomes aware that Confidential Information has been disclosed to any person or entity, other than those permitted by clause 20.1.

20.9

Without affecting any other rights or remedies that the Customer may have, the Consultant acknowledges that the Customer may be irreparably harmed by any breach of the terms of this clause 20 and that damages alone may not necessarily be an adequate remedy. Accordingly, the Consultant hereby acknowledges that injunctive relief, specific performance or other equitable relief in favour of the Customer may be an appropriate and necessary remedy for any threatened or actual breach of the terms of this clause 20.

20.10

Without prejudice to clause 20.9, the Consultant shall indemnify the Customer in respect of any and all losses, liabilities, damages, fines, costs, expenses, demands, actions, proceedings or judgments arising out of or relating to any breach or non-performance by the Consultant of any terms of this clause 20.

20.11

The Consultant acknowledges that the Customer is required to adhere to the highest standards of safety, security and non-proliferation in developing a peaceful nuclear program in the UAE. Any unauthorised disclosure of Confidential Information may result in the Consultant contravening laws in the UAE or elsewhere.

20.12	The Customer discloses Confidential Information without waiver of confidentiality and/or legal privilege which attaches to any of the Confidential Information.

20.13	The provisions and obligations set out in this clause 20 shall survive and remain in full force following the termination of this Agreement.

21.	Anti-Corruption Provisions

21.1	The following are Prohibited Acts for the purposes of this Agreement:

(a)

offering, giving or agreeing to offer or give to, or accepting or agreeing to accept from, any person employed by or on behalf of the Customer, an Affiliate of the Customer, any public body or Authority any bribe, gift, gratuity, commission or consideration of any kind as an inducement or reward:

(i)

for doing or not doing (or for having done or not having done) any act in relation to the obtaining or performance of this Agreement or any other agreement or arrangement relating to the Services; and/or

(ii) for showing or not showing favour or disfavour to any person in relation to this Agreement or any other agreement or arrangement relating to the Services;

(b)

entering into this Agreement or any other agreement or arrangement with the Customer, an Affiliate of the Customer or any public body or Authority relating to the Services in connection with which commission has been paid or has been agreed to be paid by the Consultant or on its behalf or to its knowledge, unless before this Agreement is entered into, the particulars of any such commission and the terms and conditions of any such arrangement for the payment thereof have been disclosed in writing to the Customer and any relevant public body or Authority;

(c)

committing any offence under any Applicable Laws creating offences in respect of fraudulent acts in relation to the obtaining or performance of this Agreement or any other agreement or arrangement relating to the Services; or

(d) defrauding or attempting to defraud or conspiring to defraud the Customer, an Affiliate of the Customer, any public body or Authority.

21.2

The Consultant represents to the Customer that it has not committed any Prohibited Act in connection with its entry into this Agreement and covenants that it will not commit any Prohibited Act in connection with this Agreement.

21.3

Where a Prohibited Act is or has been committed by the Consultant or an Affiliate of the Consultant the Customer may terminate this Agreement forthwith pursuant to clause 19.3 without having to make further payment to the Consultant for any of the Services carried out prior to such termination notwithstanding the provisions of clauses 19.2 and 19.5.

21.4

Where a Prohibited Act is or has been committed by a sub-consultant, sub-contractor or by a staff member, servant or agent of the Consultant, an Affiliate of the Consultant, sub- contractor or sub-consultant, the Customer may give written notice to the Consultant of its intention to terminate this Agreement pursuant to clause 21.3 as if the Prohibited Act had been committed by the Consultant or Affiliate of the Consultant. The Customer may proceed to terminate this Agreement forthwith pursuant to clause 21.3, unless the Consultant terminates or procures the termination of the employment, appointment or involvement of the relevant sub-consultant, sub-contractor, staff member, servant or agent in relation to this Agreement within fourteen (14) days of receipt of such written notice. This clause 21.4 shall be subject to the proviso that any Prohibited Act committed by any person with the prior knowledge or approval of the directors and/or officers of the Consultant or an Affiliate of the Consultant shall be deemed to have been committed by the Consultant or Affiliate of the Consultant itself.

22.	Export Regulations

22.1	The Consultant shall comply with all applicable Export Control Laws and obtain all of the licenses, permits or authorisations that are required by such laws.

22.2	Upon the Consultant's request, the Customer shall provide a statement specifying the ultimate consignee and purchaser.

22.3	As required by any UAE Applicable Laws and in compliance with the UAE's international obligations, the Customer shall not re-export or transfer Services to:

(a) any embargoed countries that are specified in the Export Administration Regulations, and any applicable US Department of the Treasury, Office of Foreign Assets Control (OFAC) regulations; or

(b)

individuals or companies listed in the US Commerce Department's Denied Persons List (http://www.bis.doc.nov/dol/thedeniallistasp) Entity List (Supplement No. 4 to 15 C.F.R. Part 744), Unverified List (http://www.bis.doc.gov/enforeement/unverifiedlist/unverified parties.htm1), or the OFAC List of Specially Designated Nationals and Blocked Persons (SDN List) (http://www.treas.gov/offices/enforcement/ofac/sdn).

22.4

As required by any UAE Applicable Laws and in compliance with the UAE's international obligations, the Customer shall not use the Services for any of the activities proscribed by 15 CFR §744.2, (Restrictions on Certain Nuclear End-Uses), §744.3 (Restrictions on Certain Chemical And Biological Weapons End-Uses) or §744.4 (Restrictions on Certain Missile End-Uses) nor will it knowingly re-export or transfer the Services to parties that are involved in such activities.

22.5

The Consultant shall provide timely notification to the Customer before providing Export Controlled Information or National Security Information to the Customer. The notice shall inform the Customer of the information that must be controlled, the nature of the control that is required and the source of the requirements for control. Export Controlled Information and National Security Information that are provided to the Customer shall be properly marked and identified as is required by the competent export control authority.

22.6

If the Consultant requires access to Export Controlled Information or National Security Information that is under the cognizance of the Customer, the Consultant must have a security plan governing such information that is acceptable to the Customer.

23.	General

The Parties acknowledge and agree that the terms and conditions of this Agreement have been freely, fairly and thoroughly negotiated. No provision in this Agreement is to be interpreted against any Party because the original draft of this Agreement or a provision was put forward by such Party and mutual releases or exclusions of liability are not to be construed against the Party in fact relying on them.

24.	Entire Agreement

24.1

This Agreement constitutes the entire agreement among the Parties and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties relating to the subject matter of this Agreement.

24.2

Each of the Parties acknowledges and agrees that there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically provided herein and that in entering into this Agreement it did not rely on any pre-contractual representation or statement.

24.3	Liabilities for, or any remedy in respect of, fraudulent misrepresentation is not hereby excluded.

25.	Partial Invalidity

25.1

If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any law, neither the validity, legality and enforceability of the remaining provisions nor the validity, legality and enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

25.2

In the event that any portion or all of this Agreement is held to be illegal, void or unenforceable, the Parties agree to negotiate in good faith to reach an equitable agreement which shall reflect the intent of the Parties as set forth in this Agreement.

26.	Remedies and Waivers

No failure on the part of a Party to exercise and no delay in exercising, and no course of dealing with respect to, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy under this Agreement prevent any other or further exercise or the exercise of any other right or remedy. The rights or remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

27.	Amendments and Waivers

This Agreement may be amended, modified, supplemented or be subject to a waiver only by an agreement in writing signed by each Party.

28.	Further Assurances

Each Party shall promptly execute and deliver all such documents, and do all such things, as the other Party may from time to time reasonably require for the purpose of giving full effect to this Agreement.

29.	Costs

Each Party shall pay its own costs in connection with the negotiation, preparation, execution, implementation and performance of this Agreement and the transactions contemplated by it.

30.	Arbitration

30.1

In the event of any dispute, difference, controversy or claim arising out of or in connection with or relating to this Agreement, including the breach, termination or invalidity thereof (Dispute), any Party may serve formal written notice on the other Party that a Dispute has arisen (the Notice of Dispute).

30.2	The Parties shall use all reasonable endeavours to resolve the Dispute on an amicable basis.

30.3

The Parties shall within ten (10) days of the Notice of Dispute hold a meeting (the Dispute Meeting) in an effort to resolve the dispute. Each Party shall use all reasonable endeavours to send a representative to the meeting who has the authority to settle the Dispute at the Dispute Meeting.

30.4

Any Dispute not resolved within forty (40) days after service of the Notice of Dispute, whether or not a Dispute Meeting has been held, may be referred to and finally resolved by arbitration under the rules of the Abu Dhabi Commercial Conciliation and Arbitration Centre's Procedural Regulations (the Rules) before a single arbitrator who shall be appointed in accordance with the Rules. The place of arbitration shall be Abu Dhabi and the language of the arbitration shall be English. The Parties waive the right of appeal to any court in any jurisdiction, insofar as such waiver can validly be made.

30.5

The Parties undertake to keep confidential all awards in any arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another Party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial or regulatory authority.

30.6

Any arbitrator appointed in accordance with this clause 30 shall have the power to order in his award that all or part of the arbitration and legal costs (including legal fees and disbursements) (Arbitration Costs) incurred by a Party be paid by another Party. The arbitrator shall determine and fix the amount of each item comprising such Arbitration Costs on such reasonable basis as he thinks fit and shall make his order on Arbitration Costs on the general principle that Arbitration Costs should reflect the Parties' relative success and failure in the award or arbitration, except where it appears to the arbitrator that in particular circumstances this general approach is inappropriate. Any order for Arbitration Costs shall be made with reasons in the award containing such order.

30.7

This clause 30 shall survive the expiration or termination of this Agreement and in such event shall be treated as an independent arbitration agreement. This clause 30 shall not be regarded as invalid, non-existent or ineffective in the event that the rest of this Agreement is invalid, or did not come into existence or has become ineffective, and shall for that purpose be treated as a distinct agreement.

31.	Notices and Consents

31.1	A notice or other communication to be made under or in connection with this Agreement:

	(a)	shall be in writing in the English language (or be accompanied by a properly prepared translation into English upon which the recipient may rely for all purposes);

(b)

shall be sent for the attention of the person, and to the postal address, email address (but only where the email attaches the instruction, notification, agreement, authorisation, approval or acknowledgement as a "PDF" document) or fax number, set out in Schedule 1 (Particulars) (or for the attention of such person or to such other postal address, email address or fax number as the Party may notify to the other, such notice to take effect five (5) days from the notice being received); and

(c)

shall be delivered personally, sent by fax, sent by email, sent by pre-paid first- class post, recorded delivery or registered post or (if the notice is to be served by post outside the country from which it is sent) sent by registered airmail by courier.

31.2	A notice or other communication is deemed to have been received:

	(a)	if delivered personally, at the time of delivery;

	(b)	in the case of a fax (but only if received in legible form and if receipt is confirmed by return fax transmission), at the time of transmission;

(c) in the case of email upon the generation of a receipt notice by the recipient's server or, if such notice is not so generated, upon delivery to the recipient's server;

(d) in the case of pre-paid first class post, recorded delivery or registered post, five (5) days from the date of posting; or

(e) in the case of registered airmail by courier, five (5) days from the date of posting.

31.3

If deemed receipt under the previous paragraphs above of this clause 31 is not within business hours (meaning 9:00 a.m. to 5:30 p.m.) on a Business Day, notice is deemed to have been received on the immediately following Business Day.

31.4	Any approval, certificate, consent and/or determination given by either Party pursuant to this Agreement shall not be unreasonably withheld or delayed.

32.	Counterparts

This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when executed and delivered shall be an original, and all the counterparts shall together constitute one and the same instrument.

33.	Third Party Rights

Except as may be expressly provided for in this Agreement, a person who is not a Party to this Agreement has no right to enforce or to enjoy the benefit of any term of this Agreement.

34.	Governing Law

This Agreement is governed by, and construed in accordance with, the laws of the Emirate of Abu Dhabi and the federal laws of the UAE as applied in the Emirate of Abu Dhabi.

SIGNATORIES

WHEREAS, this Agreement has been signed by the duly authorized representatives of the Parties the day and year first before written.

SIGNED for and on behalf of

EMIRATES NUCLEAR ENERGY CORPORATION

By:	/s/ Amar Al Subimaw for Mohamed Al Zaabi
Name:	Mohamed Al Zaabi
Title:	Procurement & Contracts Management Member
Date:	November 4, 2013

SIGNED for and on behalf of

LIGHTBRIDGE CORPORATION

By:	/s/ Seth Grae
Name:	Seth Grae
Title:	President & CEO
Date:	25 October 2013

Schedule 1
(Particulars)

1.	Type of Consultant

The Consultant is a Nuclear Energy advisor.

2.	Nominated Personnel

The below individuals are Nominated Personnel for the purposes of this Agreement:

The proposed primary Surveillance Team will consist of:

*[Redacted]*

*[Redacted]*

3.	Key Personnel

The below individuals are Key Personnel for the purposes of this Agreement:

*[Redacted]*

*[Redacted]*

4.	Representatives

The Customer's Representative is:

Mr. Guerman Kornilov — Nuclear Fuel Procurement Manager

The Consultant's Representative is:

Jonathan Baggett

The Consultant's Deputy Representative is:

James Malone

5.	Notices

The Customer's address for service is:

EMIRATES NUCLEAR ENERGY CORPORATION

Attention: Mr. Guerman Komilov

_____________________________
* *[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

PO Box 112010
9th Floor, Mammoura B
Al Muroor Road
Abu Dhabi
United Arab Emirates

Tel.: +971 2 6595 555
Fax: +971 2 6595 666

The Consultant's address for service is:

Attention: Mr. Jonathan Baggett
Lightbridge Corporation
1600 Tysons Blvd. Suite 550
Mclean, VA 22102
USA

Tel.: +971 2 6595 555
Fax: +971 2 6595 666

6.	Limitation

The Consultant's limit of liability is:

an amount equal to 1 time the Fee.

7.	Insurance

The Consultant is required to take out professional indemnity insurance with a limit of indemnity of no less than FIVE MILLION US DOLLARS (US$ 5,000,000) for each and every occurrence from the date of commencement of the Services until one month after completion of Services.

8.	Commencement & Duration

Commencement Date:	November 1, 2013
Duration:	December 31, 2013

Schedule 2
(Scope of Services)

PART I
General Requirements to the Basic Service

This Schedule 2 (Scope of Services) describes, without limitation, the nature of the Services to be executed by the Consultant pursuant to this Agreement. It is intended to provide a summary and general description of the Services and to highlight factors of particular importance which the Consultant must take into account in performing the Services. The requirements identified and set out in this Schedule 2 (Scope of Services) shall be regarded as the minimum Services or minimum standards of performance required to be executed or satisfied by the Consultant under this Agreement. This scope of Services shall not be taken to comprise all of the Consultant's obligations under this Agreement, which must be construed in light of this Agreement read in its entirety.

Subject only to Variation instructions, any part or aspect of the Services not expressly detailed in the documents furnished to the Consultant or not specified in this Agreement but necessary for the proper performance and completion of the Services according to the provisions of this Agreement and internationally accepted economic and demographic consulting practices and necessary to ensure that the Services are fit for the purpose for which they are intended shall be performed by the Consultant and are deemed to be included in, and to form part of, the Services.

Pursuant to clause 4.8, the Consultant shall submit monthly Risks and Opportunities reports to the Customer in the format set out below:

Risk description:

Describe the impact of this
risk:

Describe the likelihood of
occurrence:

____________________

Opportunity description:

Describe the impact of this
opportunity:

Describe the likelihood of
occurrence:

PART II
The Basic Services

Scope of Services

Based on the ENEC requirements as presented in the ITT and three Bulletins, the following Scope of Services has been developed.

Part I: General Requirements to the Basic Services

The Surveillance Team will provide technical and quality assessment of the conversion of UF6 to UO2 to be performed at the Westinghouse Springfields facility during the period of November —December 2013. The surveillance will be performed to ensure that the Westinghouse activities are consistent with the Westinghouse QMS and related Level 2 and Level 3 procedures, consistent with industry standards and practices. The goal of these services will be to ensure that the converted UO2 delivered to KNF for use in the KNF pellet production qualification tests has been properly handled and well characterized to ensure that it will be representative of the material to be supplied by Springfields to the initial ENEC cores. As part of the surveillance activities, the Surveillance Team will provide ENEC with a Risks and Opportunities report in the format specified by ENEC. The potential impact of any identified risks and their likelihood of occurrence will be summarized. Additionally, any identified opportunities, their potential impact and likelihood of occurrence will also be summarized. Due to the limited duration of the oversight at Springfields provided under this portion of the ENEC ITT, only one such report is expected and it may be included as part of the Final Oversight Summary Report.

Part II Basic Services

The WEC/SFL manufacturing activity is the conversion of approximately 2,500 to 4,500 kgU EUP from UF6 to UO2 powder. This task is to be completed in November — December 2013. The Surveillance Team will provide technical and quality surveillance oversight services related to Westinghouse Springfields manufacturing activities for ENEC by conducting quality surveillance (QS) and where appropriate quality assurance (QA) functions during all stages of UF6 to UO2 powder conversion process that include:

•

Review and evaluation of the Springfields quality and manufacturing procedures to be used in the conversion process and in handling the ENEC materials. Identified issues and gaps will be reported to ENEC and Westinghouse.

•

Review and evaluation of the Springfields conversion process qualifications including identification of the process and product critical parameters. This is particularly important to ensure that the UO2 powder used in the KNF pellet qualification testing is consistent with that which will be provided by Springfield for the ENEC full core fuel fabrication campaigns.

•

As Springfields has equipment that employees multiple conversion processes, identify which process will be used for the planned production materials in 2015 and 2016. This will help assure the applicability of the KNF pellet production testing to the final full core production.

•	Comparison of Springfields manufacturing processes with industry best practices; Performance of the onsite surveillance during all stages of UF6 to UO2 powder conversion process.

•	Verification of Springfield compliance with all applicable standards and procedures during the conversion operations.

•

The intent of the *[Redacted]* surveillance activities is to provide additional assurance that the WEC/SFL conversion activities are in compliance to: ASME NQA-I 1994 with 1995 Addendum, ISO 9001, ISO 14001, as applicable.

Please note: The development of the resource requirements for this Tender are based upon what is believed to be a reasonable assumption for the length of time required for the conversion of the limited quantity of material specified by ENEC. It is expected that ENEC will use their best efforts to work with Springfields to schedule the conversion activities to be completed within this time period.

Part III Deliverables:

The proposed *[Redacted]* Scope of Work defines three (3) Deliverables:

(1)

Surveillance Plan: General plan prepared based on review of available Springfields Level 1 (Westinghouse QMS Manual) and Level 2 (Westinghouse and Springfields) procedures and Springfields conversion process qualification documents. The intent is for this plan to be available prior to or concurrent to the start of surveillance observation at Springfields, dependent upon availability of Westinghouse and Springfields documents.

(2)

Surveillance Performance: Actual observation of Springfields conversion process for ENEC UF6 cylinders, including review of applicable SFL Level 3 procedures, relevant Springfields production, quality, and certification documents, and review of powder packing process to ensure powder integrity and quality will be maintained during shipment to KNF.

(3)

Surveillance Report: Final report summarizing observations from the surveillance as well as recommendations for ENEC consideration. This report will be provided to ENEC within thirty (30) days following completion of the surveillance.

Knowledge Transfer:

Due to the limited duration and scope of the requested quality surveillance services to be performed at the Westinghouse Springfields facilities, it is recommended that the Knowledge Transfer aspects of this activity be provided to ENEC in the form of the Surveillance Plan and Surveillance Summary Report. These documents will clearly identify the approach used by the team to prepare for and perform the surveillance at Springfields. It will also identify the relevant Westinghouse documents needed to support the Knowledge Transfer aspects of the actual fuel fabrication process to follow.

_________________________________________
* *[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

Additional Recommendation
Based on the extensive *[Redacted]* experience with nuclear fuel production process implementations, particularly with UO2 pellet production, it is strongly recommended that ENEC consider performance of a detailed technical review and direct quality surveillance of the pellet production qualification testing that will be performed by KNF with the Springfields supplied UO2 powder. This task is outside the scope of work requested by ENEC in the ITT, but it is considered an important action for ENEC to take to ensure success of the full core production activities. This review could also be performed as part of the preparation for the planned production oversight activities included in the second phase of the ENEC ITT.

Key Personnel
The Lightbridge/*[Redacted]* Surveillance Team
In response to the ENEC ITT requested Scope of Services, Lightbridge/*[Redacted]* proposes the formation of a team of *[Redacted]* highly experienced *[Redacted]* senior consultants, backed up by *[Redacted]* additional members of the *[Redacted]* staff, to provide the quality surveillance of the Springfields UF6 conversion activities.

The proposed primary Surveillance Team will consist of:

-	*[Redacted]*
-	*[Redacted]*

The proposed secondary (backup) Surveillance Team members will consist of:

-	*[Redacted]*
-	*[Redacted]*

All *[Redacted]* proposed Surveillance Team members are considered "key" personnel. The proposed surveillance is expected to be performed by the identified primary members. General resumes for the proposed team members are provided below.

*[Redacted]*

*[Redacted]*

*[Redacted]*

_________________________________________
* *[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

PART III

Deliverable
The Consultant shall carry out the Services and achieve or submit each of the Deliverables set out below by the relevant date for such Deliverable to be delivered to Customer's Representative.

Deliverable		Date

(1)	Surveillance Plan	TBD

(2)	Surveillance Performance	TBD

(3)	Surveillance Report	TBD

Schedule 3
Pricing

1.	The Fee

The Consultant's Fee shall be a fixed lump sum of TWO HUNDRED FIFTY TWO THOUSAND NINETEEN DIRHAMS (AED 252,019) and, subject to paragraph 3, is inclusive of all expenses payable by the Customer and is comprised as follows:

DELIVERABLES	AMOUNT (AED)

De-conversion to UO2 powder at SFL	252,019

2.	Invoices

2.1

The Consultant shall submit monthly invoices for the Fee within ten (10) Business Days of the end of the calendar month during which Services are completed together with details of the identities of the personnel who have performed Services during that period and the payment which the Consultant considers is due accordingly.

2.2

The Consultant shall submit invoices and any queries thereof to the following address (with one copy electronically submitted to the below email address) in one (I) original, clearly stamped 'ORIGINAL' and two (2) copies:

EMIRATES NUCLEAR ENERGY CORPORATION (ENEC)

Attention: Accounts Payable
PO Box 94075
1st Floor, Mammoura B
Al Muroor Road
Abu Dhabi
United Arab Emirates

Tel.: +971 2 6595 555
Fax: +971 2 6595 666
Email: accounts.payable@enec.gov.ae

2.3	The invoices shall:

	(a)	bear reference to this Agreement number and the title and name of the Customer's Representative;

	(b)	be supported by all necessary documentation to enable the Customer to review and accept them;

	(c)	clearly state for which Services payments are required;

	(d)	state the bank details where the payments are to be made; and

(e) be signed by an authorized person from the Consultant.

3.	Reimbursable Expenses [Not Applicable]

3.1	Not Applicable

3.2	Not Applicable

4.	Limit on Expenses

Not Applicable

5.	Varied Services

Any adjustment to the Fee for Varied Services shall be calculated according to hourly rates as follows:

Principal Consultant:	AED *[Redacted]*
Senior Consultant:	AED *[Redacted]*

__________________________________________
* *[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.